[***]:	Portions of this exhibit have been omitted pursuant to a Confidential Treatment Request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission

August 2, 2012

Confirmation of Swap Transaction

THIS LETTER AGREEMENT SHOULD BE REVIEWED, EXECUTED

BY AN AUTHORIZED PERSON(S), AND RETURNED IMMEDIATELY

VIA EMAIL OR BY FAX TO 404-926-5827

Wayne Wilson

CFO

Malibu Boats, LLC

5075 Kimberly Way

Loudon, TN 37774

Ph#: 865-458-7239

Email: waynew@malibuboats.com

REF: 167125

The purpose of this Confirmation is to set forth the terms and conditions of the Swap Transaction entered into between SunTrust Bank and Malibu Boats, LLC (“Counterparty”) on the Trade Date specified below. This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2006 Definitions, as published by the International Swaps and Derivatives Association, Inc. (the “Definitions”), are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement between SunTrust Bank and the Counterparty, dated as of July 17, 2012, and as amended and supplemented from time to time (the “Agreement”). All provisions contained in, or incorporated by reference into, the Agreement will govern this Confirmation except as expressly modified below.

1.	The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Notional Amount:	See attached Schedule A

Trade Date:	August 2, 2012

Effective Date:	July 11, 2012

Termination Date:	June 30, 2017, with adjustment in accordance with the Modified Following Business Day Convention

Business Days:	New York

Calculation Agent:	SunTrust Bank

Fixed Amounts:

Fixed Rate Payer:	Counterparty

Fixed Rate Payer Payment Dates:	The last day of each September, December, March and June, commencing September 28, 2012, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day convention

Fixed Rate:	0.61000% per annum

Fixed Rate Day Count Fraction:	Actual/360

Adjustment to Period End Dates:	Applicable

Floating Amounts:

Floating Rate Payer:	SunTrust bank

Floating Rate Payer Period End Dates:	The last day of each month, commencing July 31, 2012, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day convention

Floating Rate Payer Payment Dates:	The last day of each September, December, March and June, commencing September 28, 2012, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day convention

Floating Rate for Initial Calculation Period:	0.24875% per annum

Floating Rate Day Count Fraction:	Actual/360

Designated Maturity:	1 month

Floating Rate Option:	USD-LIBOR-BBA

Spread:	Inapplicable

Adjustment to Period End Dates:	Applicable

Compounding:	Inapplicable

Reset Dates:	The last day of each month

2.	Other Provisions

(a)	Relationship Between the Parties. Each party hereto represents to the other as of the Trade Date that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Swap Transaction):

(i)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Swap Transaction and as to whether this Swap Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Swap Transaction, it being understood that information and explanations related to the terms and conditions of this Swap Transaction will not be considered investment advice or a recommendation to enter into this Swap Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of this Swap Transaction.

(ii)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Swap Transaction. It is also capable of assuming, and assumes, the risks of this Swap Transaction. Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Swap Transaction.

(b)	Customer Identification: To help the government fight the funding of terrorism and money-laundering activities, federal law requires SunTrust Bank to obtain, verify, and record certain identifying information about its customers. The Counterparty will need to provide to SunTrust Bank its legal name, physical address, date of birth, If applicable, and other identifying information, including identifying documents, to assist in this verification process.

3.	Counterparty Acknowledgements. Counterparty hereby acknowledges the following in connection with this Swap Transaction:

(a)	Swap Transaction Is an Independent Contract. The payments due by Counterparty under this Swap Transaction shall be due on their respective due dates whether or not: (a) there exists at any time a commitment for any Financing or any such commitment expires or terminates, (b) any closing of any Financing takes place or is postponed, delayed or terminated, (c) any advance is made, outstanding or repaid in connection with any Financing, either before, on or after the Effective Date, (d) circumstances and market conditions change such that Counterparty ceases to have any need for, or is unable to obtain, any Financing or extend current financing; or (e) the principal amount of any Financing is less or more than the Notional Amount of this Swap Transaction, the term of any Financing is shorter or longer than the Term of this Swap Transaction, or any other terms of any Financing differ from the terms of this Swap Transaction. “Financing” means any loan or other extension of credit from SunTrust Bank (or any other entity) to Counterparty (or any other entity). Counterparty acknowledges that the decision to extend Financing is in the sole discretion of SunTrust Bank or any other entity, as the case may be, and this Transaction creates no obligation to extend Financing, nor is it evidence of an intent to extend financing.

(b)	Obligations Upon Early Termination of Swap Transaction. Any obligations of Counterparty in respect of the termination of this Swap Transaction upon the occurrence of any Event of Default, Termination Event (including any Additional Termination Event) or otherwise pursuant to the Agreement or by the mutual agreement of the parties (each, an “Early Termination Event”), shall be due and payable by Counterparty whether any Early Termination Event occurs before, on or after the Effective Date. Upon the occurrence of an Early Termination Event, a payment will be due by one party to the other as calculated and payable pursuant to the terms of the Agreement which will include the relevant party’s losses or costs incurred or gains realized in replacing or providing the economic equivalent of this Swap Transaction at or about the time of such early termination which, in turn, will reflect then current market rates.

4.	Account Details noted below are to be used for electronic funds transfer payments orders and instructions for payments to SunTrust or to the Counterparty.

Payments to SunTrust:

SunTrust Bank

ABA# [***]

FBO: [***]

Account# [***]

Attn: Financial Risk Management, Operations

Payments to Counterparty:

Please advise us your settlement instructions.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Counterparty shall ensure the accuracy of its payment orders and electronic funds instructions. If the payment orders and instructions inconsistently describe the beneficiary, beneficiary’s bank, or any intermediary bank by name and number, payment might be made by the intermediary of beneficiary’s bank on basis of the number even if the number identifies a person or bank other than the named beneficiary or bank. Counterparty shall be responsible for any loss associated with such inconsistency.

Please confirm that the foregoing correctly sets forth the terms of the Swap Transaction by signing this Confirmation and immediately returning all its pages via email or by fax (without a cover sheet) to 404-926-5827.

Accepted and Confirmed as of date first above written:

SunTrust Bank		Malibu Boats, LLC

By:	/s/ Rafeek Ghafur	By:	/s/ Wayne Wilson
	Name: Rafeek Ghafur Title: Vice President		Name: Wayne Wilson Title: Chief Executive Officer

SCHEDULE A

Period Begin Dates	Period End Dates	Notional Amount

July 11, 2012	September 28, 2012	14,250,000.00
September 28, 2012	December 31, 2012	13,626,562.50
December 31, 2012	March 29, 2013	13,003,125.00
March 29, 2013	June 28, 2013	12,379,687.50
June 28, 2013	September 30, 2013	11,756,250.00
September 30, 2013	December 31, 2013	11,132,812.50
December 31, 2013	March 31, 2014	10,509,375.00
March 31, 2014	June 30, 2014	9,885,937.50
June 30, 2014	September 30, 2014	9,262,500.00
September 30, 2014	December 31, 2014	8,550,000.00
December 31, 2014	March 31, 2015	7,837,500.00
March 31, 2015	June 30, 2015	7,125,000.00
June 30, 2015	September 30, 2015	6,412,500.00
September 30, 2015	December 31, 2015	5,700,000.00
December 31, 2015	March 31, 2016	4,987,500.00
March 31, 2016	June 30, 2016	4,275,000.00
June 30, 2016	September 30, 2016	3,562,500.00
September 30, 2016	December 30, 2016	2,850,000.00
December 30, 2016	March 31, 2017	2,137,500.00
March 31, 2017	June 30, 2017	1,425,000.00